Exhibit 21.1

SUBSIDIARIES OF PATRIOT NATIONAL, INC.

NAME OF SUBSIDIARY[1]	JURISDICTION OF INCORPORATION/ORGANIZATION
Patriot Services, Inc.	Delaware

Contego Services Group, LLC	Delaware

Contego Recovery, LLC	Delaware

Contego Investigative Services, Inc.	Delaware

Patriot Captive Management, Inc.	Delaware

Patriot Captive Management (Cayman), Ltd.	Cayman Islands

Patriot Captive Management (Bahamas), Ltd.	Bahamas

Patriot Risk Services, Inc.	Delaware

Corporate Claims Management, Inc.	Delaware

CWIBenefits, Inc.	Delaware

Patriot Benefits Administrators, Inc.	Delaware

Patriot Claim Services, Inc.	Delaware

Patriot Care, Inc.	Delaware

Patriot Care Management, Inc.	Delaware

Forza Lien, Inc.	Delaware

Patriot Underwriters, Inc.	Delaware

Patriot Risk Consultants, Inc.	Delaware

CompLinx Insurance Agency, Inc.	Delaware

Patriot Audit Services, Inc.	Delaware

Patriot Legal Services, Inc.	Delaware

Global HR Research, Inc.	Delaware

TriGen Insurance Solutions, Inc.	Delaware

TriGen Hospitality Group, Inc.	Delaware

Patriot Technology Solutions, Inc.	Delaware

Decision UR, LLC	California

InsureLinx, Inc.	Delaware

Vikaran Technology Solutions, Inc.	Delaware

PN India Holdings	Mauritius

Mehta & Pazol Consulting Services PVT. LTD.	India

[1]	Patriot National, Inc. owns, directly or indirectly, 100% of its subsidiaries with the exceptions of Contego Services Group, LLC, in which Steven M. Mariano maintains a 3% membership interest, Decision UR, LLC, in which one of the original owners maintains a 1.2% membership interest and Mehta & Pazol Consulting Services PVT. LTD., in which the Company has agreed to purchase the remaining 49% it does not currently own, with consummation of such purchase subject to pending Indian regulatory approval.